SFBC International Provides 2003 Guidance to Reflect Recent Stock
                           Offering and 2004 Guidance

    Company to Host Conference Call and Webcast to Discuss Guidance on Tuesday, December 2

    MIAMI--Dec. 1, 2003--SFBC International, Inc. (NASDAQ:SFCC) today updated 2003 earnings per share guidance to reflect its recent stock offering and provided 2004 revenue and earnings per share guidance. The company will host a conference call and Webcast on Tuesday, December 2, 2003 at 9:00 a.m. EST. Additional details are below.

    For 2003, the Company's projected revenue and operating results remain unchanged from previously announced levels. The Company anticipates approximately $98 - $103 million in revenue and earnings per share of $1.36 - $1.40, taking into account the effect of 2,000,000 shares of SFBC common stock sold by SFBC in its recent public offering being included in the fully diluted average share count as of November 5, 2003.

    For 2004, SFBC anticipates approximately $127 - $133 million in revenue and earnings per share of $1.48 - $1.57, taking into account the effect of the recent public offering for the full year, excluding potential acquisitions.

    SFBC received gross proceeds of $55.46 million from the public offering, net of underwriting discounts. On November 6, 2003, SFBC used approximately $9.2 million of the proceeds from the offering to repay all outstanding debt under its existing bank credit facility with Wachovia Bank, N.A. After the repayment of this debt, the Company retained its ability to access the full $15 million Wachovia credit facility. As of today, the Company has approximately $58 million of cash on hand. The Company intends to use most of its remaining cash from the offering and its credit facility for selective acquisitions that, if completed, would significantly increase its revenue and earnings in 2004.

    Dr. Lisa Krinsky, chairman and president of SFBC International, commented, "Our objective has always been to build a contract research organization that is capable of delivering the highest quality of complementary drug development services to a broad range of pharmaceutical, biotechnology and generic drug companies worldwide. Going into 2004, we remain focused on growing our business organically as well as completing new accretive acquisition opportunities that meet our criteria. In conjunction with our investment bankers, we are currently reviewing several strategic acquisitions with an estimated purchase price in the range of $25 - $50 million. To further increase our capabilities and global reach for our clients, we recently announced our expansion into Europe with a new bioanalytical laboratory in Barcelona, Spain. This facility gives SFBC the ability to be closer to new and existing European clients. We believe that our results to date combined with the strength of our business are clear evidence that our business model is being well-received among existing and new clients."
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    "We expect the fourth quarter to be another record quarter and, based upon the current business levels at our facilities, it appears we will deliver on this expectation," stated Arnold Hantman, chief executive officer of SFBC International. "Our Phase I and Phase II business is strong with a significant increase in the average contract size. In addition, our Phase III business is showing considerable strength, which is supported by the recent signing and commencement of a 23-month project for approximately $10 million, consisting of two pivotal Phase III studies with more than 700 patients enrolled at more than 120 sites throughout North America. Our goal in 2004 is to continue to profitably build our business through both organic growth and the successful completion of significant accretive acquisitions that meet our criteria."

    Conference Call Information

    SFBC will host a live conference call and listen-only Webcast to discuss its updated guidance at 9:00 A.M. EST tomorrow, Tuesday, December 2, 2003. To participate in the conference call, please dial 877-297-4509 (United States) or 973-935-2100 (International). A listen-only Webcast of the conference call will be available at www.sfbci.com.

    For those unable to participate in the live conference, there will be an audio replay available from December 2, 2003 at 11:30 A.M. EST through December 16, 2003 at 11:59 P.M. EST, by dialing 877-519-4471 (Domestic) or 973-341-3080 (International) and entering the pass code:
4353649 for both telephone numbers. In addition, a replay of the live Webcast will also be available at www.sfbci.com from December 2, 2003 at 11:30 A.M. EST through January 2, 2003 at 11:59 P.M. EST.

    About SFBC International, Inc.

    SFBC International, Inc. is a contract research organization, providing a range of specialized drug development services to pharmaceutical, biotechnology and generic drug companies. SFBC is a provider of early clinical development services, specializing primarily in the areas of Phase I and Phase II clinical trials and bioanalytical laboratory services. SFBC also provides a range of complementary services to its clients, including early clinical pharmacology research, biostatistics and data management, and regulatory and drug submission as well as Phase III and Phase IV clinical trial management services in select therapeutic areas.

    Forward-Looking Statements

    The statements made in this press release concerning 2003 and 2004 guidance, completion of acquisitions, the strength of SFBC's business and its business model being well received, optimism for 2004 and the new Phase III agreement continuing through 2005 are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Additionally words such as "seek," "intend," "believe," "plan," "estimate," "expect," "anticipate" and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include, but are not limited to SFBC's ability to integrate Clinical Pharmacology and its clients and employees, changes affecting the clinical research industry, a reduction of outsourcing by pharmaceutical and biotechnology companies, SFBC's ability to compete nationally in attracting pharmaceutical companies in order to develop additional business, its continued ability to recruit participants for clinical studies, its clients' ability to provide the drugs and medical devices used in its clinical trials, contractual or other issues which may prevent us from completing accretive acquisitions, and the economic climate nationally and internationally as it affects drug development operations. Further information on SFBC's risk factors is contained in its Form S-3 registration statement for its recent follow-on offering and other filings with the Securities and Exchange Commission. The information provided herein is as of the date of this release and SFBC assumes no obligation to update this information.

    CONTACT: SFBC International, Inc.
             Ana Lopez, 305-895-0304
              or
             KCSA Worldwide
             Evan Smith / Erica Pettit
             212-896-1251 / 212-896-1248